Exhibit 10.1

SECOND AMENDMENT TO CREDIT AGREEMENT

THIS SECOND AMENDMENT TO CREDIT AGREEMENT (this “Amendment”), dated as of November 6, 2018, is by and among PMI HOLDINGS, INC., a Delaware corporation (the “Borrower”), the Guarantors, WELLS FARGO BANK, NATIONAL ASSOCIATION, as administrative agent on behalf of the Lenders under the Credit Agreement (as hereinafter defined) (as successor to Antares Capital LP (as successor to General Electric Capital Corporation)) (in such capacity, the “Agent”), and the Lenders party hereto.

W I T N E S S E T H

WHEREAS, the Borrower, the Guarantors, certain banks and financial institutions from time to time party thereto (the “Lenders”) and the Agent are parties to that certain Credit Agreement dated as of August 28, 2014 (as amended by that certain First Amendment to Credit Agreement, dated as of October 31, 2016, and as further amended, modified, extended, restated, amended and restated, replaced, or supplemented from time to time, the “Credit Agreement”; capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed thereto in the Credit Agreement);

WHEREAS, the Credit Parties have requested that the Lenders make certain amendments to the Credit Agreement as set forth herein; and

WHEREAS, the Lenders have agreed to amend the Credit Agreement, in each case subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the agreements hereinafter set forth, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
AMENDMENTS TO CREDIT AGREEMENT

1.1    Amendment to Section 1.9(a)(i). Section 1.9(a)(i) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

(i)    The principal amount of the Term Loan shall be paid in installments on the dates and in the respective amounts shown below:

Date of Payment	Amount of Term Loan Payment
March 31, 2015	$700,000.00
June 29, 2015	$700,000.00
September 28, 2015	$700,000.00
December 28, 2015	$700,000.00

March 28, 2016	$700,000.00
June 27, 2016	$700,000.00
September 26, 2016	$1,400,000.00
January 2, 2017	$2,100,000.00

Date of Payment	Amount of Term Loan Payment

April 3, 2017	$2,100,000.00
July 3, 2017	$2,100,000.00
October 2, 2017	$2,100,000.00
January 1, 2018	$2,100,000.00

April 2, 2018	$2,100,000.00
July 2, 2018	$2,100,000.00
Second Amendment Effective Date	$191,666.67
December 31, 2018	$2,100,000.00

April 1, 2019	$2,100,000.00
July 1, 2019	$2,100,000.00
September 30, 2019	$2,100,000.00
December 30, 2019	$2,100,000.00

March 30, 2020	$2,100,000.00
June 29, 2020	$2,100,000.00
August 28, 2020	$66,908,333.33

The final scheduled installment of the Term Loan shall, in any event, be in an amount equal to the entire remaining principal balance of the Term Loan.

For the avoidance of doubt, (i) the principal amount of the Term Loan payment due on the Second Amendment Effective Date takes into account the application of prepayments made by the Borrower on the Term Loan prior to the Second Amendment Effective Date and (ii) no further adjustments shall be made to reduce the principal amounts of the Term Loan payments set forth above with respect to any prepayments made by the Borrower on the Term Loan prior to the Second Amendment Effective Date.

1.2    Amendment to Section 1.10(b). Clause (iii) of Section 1.10(b) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

(iii)    multiplied by:
(A)    (x) for the period commencing on the Closing Date through the last day of the calendar month during which financial statements for the Fiscal Period ending December 29, 2014 are delivered, one half of one percent (0.50%) per annum; and (y) for the period commencing on the Second Amendment Effective Date through the last day of the calendar month during which financial statements for the Fiscal Period ending April 1, 2019 are delivered, one half of one percent (0.50%) per annum; and
(B)    thereafter, if the Leverage Ratio as demonstrated in the last Compliance Certificate delivered to Agent by Borrower pursuant to Section 4.2 hereof is

(x) greater than 3.00, one half of one percent (0.50%) per annum and (y) less than or equal to 3.00, three hundred seventy five hundreds of one percent (0.375%) per annum.
1.3    Amendment to Section 5.11. Section 5.11 of the Credit Agreement is hereby amended by (i) deleting the word “and” at the end of sub-clause (ii) of each of clause (b), (c) and (h) therein, (ii) inserting the word “and” at the end of sub-clause (iii) of each of clause (b), (c) and (h) therein, and (iii) inserting the following sub-clause (iv) at the end of each of clause (b), (c) and (h) therein, respectively:

(iv)    as of the last day of the most recent Fiscal Quarter for which financial statements have been delivered pursuant to Section 4.1(c), the Leverage Ratio recomputed on a pro forma basis after giving effect to such Restricted Payment shall not exceed 3.25 to 1.00;
1.4    Amendment to Section 5.11(g). Clause (z) of Section 5.11(g) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

(z) (I) both before and after giving effect to any payment pursuant to the foregoing clause (iii) with respect to the Miller Note, “Availability” is not less than $7,000,000 (it being understood and agreed that all Revolving Loans outstanding at such time shall be repaid in full within ten (10) Business Days of such payment) and (x) unrestricted cash and Cash Equivalents of Credit Parties and their Subsidiaries and (y) cash and Cash Equivalents of Credit Parties and their Subsidiaries held in deposit accounts or securities accounts subject to a Control Agreement is not less than $1,000,000; and (II) both before and after giving effect to any payment pursuant to the foregoing clause (iv) with respect to the Drake Enterprises Note, “Availability” plus (x) unrestricted cash and Cash Equivalents of Credit Parties and their Subsidiaries and (y) cash and Cash Equivalents of Credit Parties and their Subsidiaries held in deposit accounts or securities accounts subject to a Control Agreement is not less than $1,000,000;
1.5    Amendment to Section 5.17. Section 5.17 of the Credit Agreement is hereby amended by inserting the following sentence at the end thereof:

The Borrower will (a) notify the Agent and each Lender that previously received a Beneficial Ownership Certification of any change in the information provided in the Beneficial Ownership Certification that would result in a change to the list of beneficial owners identified therein and (b) promptly upon the reasonable request of the Agent or any Lender, provide the Agent or such Lender, as the case may be, any information or documentation requested by it for purposes of complying with the Beneficial Ownership Regulation.

1.6    Amendment to Section 6.2. Section 6.2 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

6.2    Leverage Ratio. The Credit Parties shall not permit the Leverage Ratio for the period of twelve (12) consecutive Fiscal Periods ending as of any date set forth below to be greater than the maximum ratio set forth in the table below opposite such date:

Date	Maximum Leverage Ratio
September 29, 2014	5.75
December 29, 2014	5.75
March 30, 2015	5.75

Date	Maximum Leverage Ratio
June 29, 2015	5.75
September 28, 2015	5.50
December 28, 2015	5.25
March 28, 2016	5.25
June 27, 2016	5.25
September 26, 2016	5.00
January 2, 2017	5.25
April 3, 2017	5.25
July 3, 2017	5.25
October 2, 2017	5.25
January 1, 2018	5.25
April 2, 2018	5.00
July 2, 2018	5.00
October 1, 2018	4.75
December 31, 2018	4.75
April 1, 2019	4.75
July 1, 2019	4.75
September 30, 2019 and the last day of each Fiscal Quarter thereafter	4.50

“Leverage Ratio” shall be calculated in the manner set forth in Exhibit 4.2(b).
1.7    Amendment to Article X. Article X of the Credit Agreement is hereby amended by inserting the following new Section 10.8 at the end thereof:

Section 10.8    Alternative Rate of Interest. Notwithstanding anything to the contrary in Section 10.5, if the Agent has made the determination (such determination to be conclusive absent manifest error) that (i) the circumstances described in Section 10.5 have arisen and that such circumstances are unlikely to be temporary, (ii) any applicable interest rate specified herein is no longer a widely recognized benchmark rate for newly originated loans in the syndicated loan market in the applicable currency or (iii) the applicable supervisor or administrator (if any) of any applicable interest rate specified herein or any Governmental Authority having, or purporting to have, jurisdiction over the Agent has made a public statement identifying a specific date after which any applicable interest rate specified herein shall no longer be used for determining interest rates for loans in the syndicated loan market in the applicable currency, then the Agent may, to the extent practicable (in consultation with the Borrower and as determined by the Agent to be generally in accordance with similar situations in other transactions in which it is serving as administrative agent or otherwise consistent with market practice generally), establish a replacement interest rate (the “Replacement Rate”), in which case, the Replacement Rate shall, subject to the next two sentences, replace such applicable interest rate for all purposes under the Loan Documents unless and until (A) an event described in Section 10.5 or Section 10.8 occurs with respect to the Replacement Rate or (B) the Required Lenders (directly, or through the Agent) notify the Borrower that the Replacement Rate does not adequately and fairly reflect the cost to the Lenders of funding the Loans bearing interest at the Replacement Rate. In connection with the establishment and application of the Replacement Rate, this Agreement and the other Loan Documents shall be amended solely with the consent of the Agent and the Borrower, as may be necessary or appropriate, in the opinion of the

Agent, to effect the provisions of this Section 10.8. Notwithstanding anything to the contrary in this Agreement or the other Loan Documents, such amendment shall become effective without any further action or consent of any other party to this Agreement so long as the Agent shall not have received, within five (5) Business Days of the delivery of such amendment to the Lenders, written notices from such Lenders that in the aggregate constitute Required Lenders, with each such notice stating that such Lender objects to such amendment (which such notice shall note with specificity the particular provisions of the amendment to which such Lender objects). To the extent the Replacement Rate is approved by the Agent in connection with this Section 10.8, the Replacement Rate shall be applied in a manner consistent with market practice; provided that, in each case, to the extent such market practice is not administratively feasible for the Agent, such Replacement Rate shall be applied as otherwise reasonably determined by the Agent (it being understood that any such modification by the Agent shall not require the consent of, or consultation with, any of the Lenders).
1.8    Amendment to definition of “Aggregate Revolving Loan Commitment”. The definition of “Aggregate Revolving Loan Commitment” in Section 11.1 of the Credit Agreement is hereby amended to add the following sentence at the end thereof:

As of the Second Amendment Effective Date, the Aggregate Revolving Loan Commitment shall be in the amount of $7,500,000.

1.9    Amendment to definition of “Applicable Margin”. Clauses (a) and (b) of the definition of “Applicable Margin” in Section 11.1 of the Credit Agreement (including the pricing grid set forth therein) is hereby amended and restated in its entirety to read as follows:

(a)    (x) for the period commencing on the Closing Date through ninety (90) days thereafter and in no event later than the fifth (5th) Business Day following the date financial statements for the last Fiscal Period of the Fiscal Quarter ending December 30, 2014 are delivered, (i) if a Base Rate Loan, 2.25% per annum and (ii) if a LIBOR Rate Loan, 3.25% per annum; and (y) for the period commencing on the Second Amendment Effective Date through the fifth (5th) Business Day following the date financial statements for the last Fiscal Period of the Fiscal Quarter ending April 1, 2019 are delivered, (i) if a Base Rate Loan, 3.00% per annum and (ii) if a LIBOR Rate Loan, 4.00% per annum; and
(b)    thereafter, the Applicable Margin shall equal the applicable LIBOR margin or Base Rate margin in effect from time to time determined as set forth below based upon the applicable Leverage Ratio then in effect pursuant to the appropriate column under the table below:
Revolving Loans, Swing Loans and Term Loan

Leverage Ratio	LIBOR Margin	Base Rate Margin
Greater than 4.00x	4.00%	3.00%
Equal to or Less than 4.00x but greater than 3.00x	3.75%	2.75%
Equal to or Less than 3.00x but greater than 2.00x	3.50%	2.50%
Equal to or Less than 2.00x	3.00%	2.00%

1.10    Amendment to definition of “Revolving Termination Date”. The definition of “Revolving Termination Date” in Section 11.1 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“Revolving Termination Date” means the earlier to occur of: (a) August 28, 2020; and (b) the date on which the Aggregate Revolving Loan Commitment shall terminate in accordance with the provisions of this Agreement.
1.11    Amendment to Section 11.1. Section 11.1 of the Credit Agreement is hereby amended by inserting the following new definitions in the appropriate alphabetical order therein:

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.
“Beneficial Ownership Regulation” means 31 CFR § 1010.230.
“Second Amendment Effective Date” means November 6, 2018.
1.12    Amendment to Section 11.13. Section 11.3 of the Credit Agreement is hereby amended by inserting the following new sentence at the end thereof:

The Borrower, the Agent and the Required Lenders agree to modify the accounting principles used in the preparation of any financial statements to incorporate all accounting principles adopted by the Borrower at the start of the Borrower’s 2018 fiscal year including, but not limited to, the adoption of Accounting Standards Update No. 2014-09, Revenue from Contract with Customers (Topic 606). The preparation of financial statements incorporating the changes outlined herein may be used for purposes of measuring compliance with any provision of Article V or VI and for preparation of financial statements, Compliance Certificates and similar documents provided hereunder.
1.13    Amendment to Schedule 1.1(b). The Revolving Loan Commitments referenced on Schedule 1.1(b) to the Credit Agreement are hereby amended as set forth on Schedule 1.1(b) attached hereto. Each party hereto acknowledges, agrees and confirms that such Schedule 1.1(b) reflects the Revolving Loan Commitments of all of the Lenders under the Credit Agreement after giving effect to this Amendment.

ARTICLE II
CONDITIONS

2.1    Closing Conditions. This Amendment shall be deemed effective as of the date set forth above upon satisfaction of the following conditions:

(a)    Executed Amendment. The Agent shall have received a copy of this Amendment duly executed by each of the Credit Parties, the Agent and the Lenders.

(b)    Closing Certificates; Etc. The Agent shall have received each of the following in form and substance reasonably satisfactory to the Agent:

(i)    Officer’s Certificate. A certificate from an authorized officer of the Borrower to the effect that (A) all representations and warranties of the Credit Parties contained in this Amendment and the other Loan Documents are true and correct in all material respects (without duplication of any materiality qualifier contained therein) as of the date hereof, except to the extent that such representation or warranty expressly relates to an earlier date (in which event such representations and warranties were untrue or incorrect in any material respect (without duplication of any materiality qualifier contained therein) as of such earlier date; and (B)  no Default or Event of Default has occurred and is continuing.

(ii)    Certificate of Secretary of each Credit Party. A certificate of an authorized officer of each Credit Party (A) certifying that such Credit Party has not modified its bylaws, operating agreement, partnership agreement or like document since the Closing Date or, if such documents have not previously been delivered or have been so modified, attaching copies of such documents and (B) attaching copies of resolutions of such Credit Party approving the transactions contemplated in connection with this Amendment and authorizing execution and delivery of this Amendment and any other related Loan Documents.

(iii)    Certificates of Good Standing. Copies of certificates of good standing, existence or the like of a recent date for each of the Credit Parties from the appropriate Governmental Authority of its jurisdiction of formation or organization.

(iv)    Opinions of Counsel. Opinions of counsel for each of the Credit Parties, with respect to Delaware and New York law, in customary form and as to such customary matters as Agent acting on behalf of Lenders may reasonably request and including, among other things, opinions regarding the due authorization, execution and delivery of this Amendment and the enforceability thereof, dated as of the Second Amendment Effective Date.

(c)    Beneficial Ownership. Each Credit Party or Subsidiary thereof that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation shall have delivered to the Agent, and any Lender requesting the same, a Beneficial Ownership Certification in relation to such Credit Party or such Subsidiary, in each case at least five (5) Business Days prior to the Second Amendment Effective Date.

(d)    Amendment Fees. The Agent shall have received, for the account of each Lender consenting to this Amendment, an amendment fee equal in an amount equal to 20 basis points on the aggregate amount of the sum of (A) the Revolving Loan Commitment of such Lender and (B) the outstanding principal amount of the Term Loans held by such Lender, in each case, after giving effect to this Amendment.

(e)    Other Fees and Out of Pocket Costs. The Borrower shall have paid any and all reasonable out-of-pocket costs incurred by the Agent (including the fees and expenses Moore & Van Allen PLLC as legal counsel to the Agent), and all other fees and other amounts payable to the Agent, in each case in connection with the negotiation, preparation, execution and delivery of this Amendment.

ARTICLE III
MISCELLANEOUS

3.1    Amended Terms. On and after the date hereof, all references to the Credit Agreement in each of the Loan Documents shall hereafter mean the Credit Agreement as amended by this Amendment.

Except as specifically amended hereby or otherwise agreed, the Credit Agreement is hereby ratified and confirmed and shall remain in full force and effect according to its terms.

3.2    Representations and Warranties of the Credit Parties. Each of the Credit Parties represents and warrants as follows:

(a)    Each Credit Party has the right, power and authority and has taken all necessary corporate and other action to authorize the execution, delivery and performance of this Amendment in accordance with its terms.

(b)    This Amendment has been duly executed and delivered by the duly authorized officers of each Credit Party and constitutes the legal, valid and binding obligation of each Credit Party, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar state or federal debtor relief laws from time to time in effect which affect the enforcement of creditors’ rights in general and the availability of equitable remedies.

(c)    No consent or authorization of, filing with, or other act in respect of, an arbitrator or Governmental Authority and no consent of any other Person is required in connection with the execution, delivery, performance, validity or enforceability of this Amendment.

(d)    The representations and warranties set forth in the Loan Documents are true and correct in all material respects as of the date hereof (except for (i) those which expressly relate to an earlier date and (ii) those that are qualified by materiality or reference to Material Adverse Effect, which are true and correct in all respects).

(e)    No event has occurred and is continuing which constitutes a Default or an Event of Default.

(f)    The Collateral Documents continue to create a valid security interest in, and Lien upon, the Collateral, in favor of the Agent, for the benefit of the Lenders, which security interests and Liens are perfected in accordance with the terms of the Collateral Documents and prior to all Liens other than Permitted Liens.

(g)    The Obligations of the Credit Parties are not reduced or modified by this Amendment and are not subject to any offsets, defenses or counterclaims.

3.3    Reaffirmation of Obligations. Each Credit Party hereby ratifies the Credit Agreement and each other Loan Document to which it is a party and acknowledges and reaffirms (a) that it is bound by all terms of the Credit Agreement and each other Loan Document to which it is a party applicable to it and (b) that it is responsible for the observance and full performance of its respective obligations under the Loan Documents.

3.4    Loan Document. This Amendment shall constitute a Loan Document under the terms of the Credit Agreement.

3.5    Expenses. The Borrower agrees to pay all reasonable costs and expenses of Agent in connection with the preparation, execution and delivery of this Amendment, including without limitation the reasonable fees and expenses of the Agent’s legal counsel.

3.6    Entirety. This Amendment and the other Loan Documents embody the entire agreement among the parties hereto and supersede all prior agreements and understandings, oral or written, if any, relating to the subject matter hereof.

3.7    Counterparts; Telecopy. This Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall constitute one and the same instrument. Delivery of an executed counterpart to this Amendment by telecopy or other electronic means shall be effective as delivery of a manually executed counterpart of this Amendment.

3.8    GOVERNING LAW. THIS AMENDMENT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

3.9    Successors and Assigns. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

3.10    Consent to Jurisdiction; Service of Process; Waiver of Jury Trial. The jurisdiction, services of process and waiver of jury trial provisions set forth in Sections 9.18 and 9.19 of the Credit Agreement are hereby incorporated by reference, mutatis mutandis.

[Signature pages to follow]

IN WITNESS WHEREOF the parties hereto have caused this Amendment to be duly executed on the date first above written.

BORROWER:    PMI HOLDINGS, INC.,
a Delaware corporation

By:    /s/ Weldon Spangler
Name:     Weldon Spangler
Title:     Chief Executive Officer and President

GUARANTORS:    PAPA MURPHY’S COMPANY STORES, INC.,
a Washington corporation

MURPHY’S MARKETING SERVICES, INC.,
a Florida corporation

PAPA MURPHY’S INTERNATIONAL LLC,
a Delaware limited liability company

PAPA MURPHY’S WORLDWIDE LLC,
a Delaware limited liability company

By:    /s/ Weldon Spangler
Name:    Weldon Spangler
Title:     Chief Executive Officer and President

PAPA MURPHY’S INTERMEDIATE, INC.,
a Delaware corporation

By:    /s/ Yoo Jin Kim
Name:    Yoo Jin Kim
Title:     President

PMI HOLDINGS, INC.
SECOND AMENDMENT

AGENT AND LENDERS:            WELLS FARGO BANK, NATIONAL
ASSOCIATION, as Agent, L/C Issuer,
Swingline Lender and Lender

By:     /s/ Maureen Malphus
Name:     Maureen Malphus
Title:     Vice President

CITIZENS BANK, N.A., as a Lender

By:    /s/ Thomas Hung
Name:     Thomas Hung
Title:     Managing Director

REGIONS BANK, as a Lender

By:    /s/ Jake Nash
Name:     Jake Nash
Title:    Managing Director

MIDCAP FUNDING XVI TRUST, as a Lender

By:    Apollo Capital Management, L.P.,
its investment manager

By:    Apollo Capital Management GP, LLC,
its general partner

By:    /s/ Maurice Amsellem
Name:     Maurice Amsellem
Title:    Authorized Signatory

MIDCAP FUNDING XXX TRUST, as a Lender

By:    Apollo Capital Management, L.P.,
its investment manager

By:    Apollo Capital Management GP, LLC,
its general partner

By:    /s/ Maurice Amsellem
Name:     Maurice Amsellem
Title:    Authorized Signatory

BANNER BANK, as a Lender

By:    /s/ Thomas Marks
Name:     Thomas Marks
Title:     Vice President

PMI HOLDINGS, INC.
SECOND AMENDMENT

SCHEDULE 1.1(b)

Revolving Loan Commitments

Lender	Revolving Loan Commitment

Wells Fargo Bank, National Association	$1,547,202.76
Citizens Bank, N.A.	$996,503.62
Regions Bank	$786,713.25
Midcap Funding XVI Trust	$3,750,000.00
Banner Bank	$419,580.37

Total:	$7,500,000